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                                                                    EXHIBIT 99.D


                 AMENDMENT NO. 1 TO AGREEMENT TO VOTE AND PROXY


         THIS AMENDMENT NO. 1 TO AGREEMENT TO VOTE AND PROXY (this "Amendment"), dated as of May 7, 1996, is by and between Philip B. Smith (both in his individual capacity and as trustee of the Trusts (as defined herein), the "Stockholder") and HS Resources, Inc., a Delaware corporation
("Purchaser").

                                    RECITALS

         A. In connection with the merger of Tide West Oil Company, a Delaware corporation ("Tide West") with and into HSR Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser, Purchaser and Stockholder (in his individual capacity) entered into that certain Agreement to Vote and Proxy, dated as of February 25, 1996 (the "Agreement"), pursuant to which Stockholder, among other things, agreed to vote, and granted to Purchaser a proxy to vote, 344,000 shares of the outstanding common stock, par value $0.01 per share, of Tide West ("Tide West Common Stock") owned directly by Stockholder.

         B.      As of the date hereof, Stockholder is the trustee of The Scott
C. Smith Irrevocable Trust 1-15-96 and The Laura E. Smith Irrevocable Trust 1-15-96 (together, the "Trusts") which own an aggregate of 85,000 shares of Tide West Common Stock (such shares of Tide West Common Stock being herein referred to as the "Trust Shares").

         C. Purchaser and Stockholder desire to amend the Agreement to make the Trust Shares subject to the Agreement for the purposes set forth in, and in accordance with, this Amendment.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and the Agreement and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

                 1. Recital B. of the Agreement is deleted in its entirety and replaced with the following:

                          "B. As of the date hereof, Stockholder owns in excess of 344,000 shares (the "Smith Shares") and is the trustee of The Scott C. Smith Irrevocable Trust 1-15-96 and The Laura E. Smith Irrevocable Trust 1-15-96 (together, the "Trusts") which own an aggregate of 85,000 shares (the "Trust Shares" and, together with the Smith Shares, the "Shares"), or approximately 3.51% and 0.87%, respectively, of the outstanding common stock, par value $.01 per share (the "Common Stock"), of the Company."

                 2. Paragraph 8.3 of the Agreement is deleted in its entirety and replaced with the following:




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                          "8.3.  Lock Up of the Purchaser's Common Stock.

                                  (a)      Stockholder agrees not to make any
                                  sale, transfer or other disposition of any of the shares of Purchaser's Common Stock for one year from the date such shares are received by Stockholder pursuant to the Merger.

                                  (b)      Paragraph 8.3(a) shall not apply to
                                  any shares of the Purchaser's Common Stock that are received by Stockholder, directly or indirectly, from the conversion of the Trust Shares to shares of the Purchaser's Common Stock pursuant to the Merger."

                 3. Paragraph 4.1 of the Agreement is deleted in its entirety and replaced with the following:

                          "4.1   Ownership of Shares.  Until the termination of
                          this Agreement, Stockholder shall not sell or otherwise transfer any of the Shares. Stockholder, in his individual capacity, has good, valid and marketable title to the Smith Shares, and each of the Trusts have good, valid and marketable title to their respective Trust Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement, the respective trust agreements relating to each of the Trusts, bona fide loan transactions, restrictions on transfer under applicable Federal and state securities laws and a Stockholder's Agreement dated November 19, 1992, among Stockholder and certain senior executives and stockholders of the Company)."

                 4. Except as, and solely to the extent that, the Agreement is amended by the above, all other terms and provisions thereof shall remain in full force and effect.




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         IN WITNESS WHEREOF, Purchaser and Stockholder have each executed or caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.


                                          Purchaser:

                                          HS RESOURCES, INC.



                                          By:      /s/ James E. Duffy
                                                   ----------------------------
                                          Name:    James E. Duffy
                                          Title:   Vice President


                                          Stockholder:



                                          /s/ Philip B. Smith
                                          -------------------------------------
                                          Philip B. Smith (individually, and
                                          as Trustee of the Trusts)





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